Exhibit 99.2

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Investors – Doug Pike (713) 309-4590

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Lyondell Announces Capital Investment Plan for 2007

HOUSTON (Jan. 25, 2007) – Lyondell Chemical Company (NYSE: LYO) today announced its plan for 2007 capital expenditures.

Components of the 2007 capital plan, actual 2006 capital expenditures and actual 2006 depreciation and amortization are shown below by segment.

Millions of dollars	PORP (a)	EC&D (b)	Inorganic Chemicals	Refining (c)	Other	Total
2007 Capital Plan	$80	$205	$55	$150	$10	$500
2006 Capital Expenditures	$90	$175	$54	$238	$5	$562
2006 Depreciation and Amortization (D&A)	$234	$386	$95	$161	$7	$883

(a)	Propylene oxide and related products. Includes contributions to U.S. and European PO Joint Ventures.
(b)	Ethylene, Co-products and derivatives. Includes capital of $13 million in 2007 and $7 million in 2006, and D&A of $24 million related to acetyls.
(c)	Includes 100 percent of Houston Refining LP. D&A includes effects of Aug. 16, 2006, Lyondell acquisition.

Projected 2007 capital spending for base support and minor plant efficiency projects totals approximately $305 million across the company; the EC&D component of this is expected to be greater than typical due to life-cycle equipment replacement. Environmental and regulatory project spending totals $95 million. The majority of this spending will be in the refining and EC&D segments. The balance of the planned funds will be directed toward profit enhancement primarily within the EC&D business, including projects devoted to further co-product upgrading and raw materials flexibility.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and

Lyondell Chemical Company

www.lyondell.com

acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

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SOURCE: Lyondell Chemical Company

Lyondell Chemical Company

www.lyondell.com